Exhibit 8.1

30 Rockefeller Plaza New York, NY 10112-2200 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com
April 4, 2007
Santander Drive Auto Receivables LLC
8585 North Stemmons Freeway
Suite 1100N
Dallas, Texas 75247

Re:	Santander Drive Auto Receivables LLC
Registration Statement on Form S-3 (No. 139609) (the “Registration Statement”)
Ladies and Gentlemen:
We have acted as special federal tax counsel for Santander Drive Auto Receivables LLC, a Delaware limited liability company (the “Company”), in connection with: (a) the above referenced Registration Statement; and (b) the offering of notes (the “Notes”) described in the related prospectus supplement dated March 28, 2007 (the “Prospectus Supplement”) and base prospectus dated March 19, 2007 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Prospectus, the Notes will be issued on or about April 4, 2007 by Santander Drive Auto Receivables Trust 2007-1 (the “Issuing Entity”), a trust formed by the Company pursuant to a trust agreement between the Company and U.S. Bank Trust National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and Wells Fargo Bank, National Association, as indenture trustee.
In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents and records as we have deemed relevant or necessary as the basis for such opinion, including the Registration Statement, copies of the Company’s Certificate of Formation, Amended and Restated Limited Liability Company Agreement, the Indenture (including the forms of Notes attached as exhibits thereto), the Trust Agreement, the Prospectus and such other agreements, records and documents as we have deemed necessary for purposes of this opinion.
Based on and subject to the foregoing, and assuming that the agreements with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the agreements occur in accordance with the terms thereof, while not discussing all possible consequences of an investment in the Notes to all investors, but with respect to those federal income tax consequences that are discussed, the statements set forth in the Base Prospectus and Prospectus Supplement (to the extent they relate to federal income tax consequences) under the captions “Summary of Terms — Tax Status” and “Material Federal Income Tax Consequences” to the extent that they describe matters of United
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States federal income tax law with respect thereto, have been prepared or reviewed by us and are accurate in all material respects with respect to those consequences or matters discussed therein.
The opinions set forth above are limited to the Federal laws of the United States of America and we express no opinion or statement as to the laws of any other jurisdiction. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein under the heading “Legal Matters” without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or this exhibit.
Very truly yours,
/s/ Dechert LLP
DECHERT LLP